RIDER - POLICY SPLIT OPTION AGREEMENT

The Penn Mutual Life Insurance Company agrees, subject to the provisions of this supplemental agreement, to provide the Policy Split Option described below.

This supplemental agreement is a part of the policy to which it is attached. It is subject to all of the provisions of the policy unless stated otherwise in this agreement.

POLICY SPLIT OPTION--Within six months following either of the Events set forth below, the Owner may exchange this policy for two individual life insurance policies, one on the life of each of the Insureds under this policy, subject to the following conditions:

(a) This policy must be in force and must not be in a grace period at the time of the exchange.
(b) The Owner must make a written application for the exchange.
(c) Each Insured must submit evidence of insurability satisfactory to the company.
(d) The Owner must submit evidence that one of the Events set forth below has occurred.
(e) The Owner must make any premium payment which would be necessary to keep each new policy in force for two months.
(f) The owner must surrender all rights in this policy in exchange for the new policies.

EVENTS--This option may be exercised upon the occurrence of either of the following:

(a) A final divorce decree has been issued dissolving the marriage of the Insured; or
(b) The Federal Estate Tax Law is changed so that it is not possible to defer all federal estate taxes until the second death of the Insureds.

NEW POLICIES--The new policies will be any individual premium adjustable life insurance policy on the policy form which the company would have issued if the new policies had been issued on the Policy Date.

The Policy Date of the new policies will be the same as the Policy Date of this policy.

The Specified Amount of each new policy will be equal to one-half of the Specified Amount of this policy, provided that

(a) The Specified Amounts must comply with the Company's rules as to minimum amount; and
(b) The Specified Amounts must be such that each new policy will satisfy the requirements of Section 7702 of the Internal Revenue Code of 1986, as amended, or as set forth in any applicable successor provision. The new policies will be subject to the rules of the Company as to amount and age at issue which were in effect on the Policy Date.

The Policy Value of each new policy on the date of the exchange will be equal to one-half of the Policy Value of this policy on the date of the exchange. Each new policy will be subject to one-half of the indebtedness of this policy as of the date of the exchange.

If a Supplemental Term Insurance Agreement is attached to this policy, one-half of the Specified Amount of the Agreement may be added to the Specified Amounts of each individual policy as permanent insurance coverage, subject to the Company's rules as to limits, age at issue, and availability. In lieu of the above, a term insurance rider may be added to each new policy with a Specified Amount equal to one-half of the Specified Amount of the Agreement attached to this policy, subject to the Company's rules as to limits, age at issue and availability.

If a Flexible Period- Single Life- Supplemental Term Insurance Agreement is attached to this policy, a term insurance rider may be added to the new policy on the life of the Named Insured. The Specified Amount of the term insurance rider will be equal to the Specified Amount of the agreement attached to this policy, subject to the Company's rules as to limits, age at issue and availability.

Other supplemental agreements may be included in each new policy only with the consent of the Company and subject to the rules of the Company.

DATE OF EXCHANGE--The date of the exchange will be the first Monthly Anniversary of this policy following approval by the Company of the Owner's application for the exchange.

INCONTESTABILITY--This agreement will be incontestable after it has been in force during the life of both Insureds for two years from its date of issue.

RIDER - POLICY SPLIT OPTION AGREEMENT

TERMINATION--This agreement will terminate upon:

(a) lapse of this policy;
(b) the first death of an Insured;
(c) surrender of this policy; or
(d) the Maturity Date of this policy.


EFFECTIVE DATE--The effective date of this agreement is the same as the Date of Issue of this policy unless another effective date is shown below.


The Penn Mutual Life Insurance Company


/s/ Robert E. Chappell
-----------------------
Chairman and
Chief Executive Officer











































SOP-01